SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2003

ASTEC INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	0-14714	62-0873631
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4101 Jerome Avenue

Chattanooga, Tennessee 37407

(Address of Principal Executive Offices and Zip Code)

(423) 867-4210

(Registrant's telephone number, including area code)

Item 5. Other Events

On May 14, 2003, Astec Industries, Inc. ("Astec") and its subsidiaries entered into credit agreements with each of General Electric Capital Corporation and General Electric Capital Canada Inc. The credit agreements established a senior credit facility comprised of a four-year $112.5 million senior secured asset-based revolving facility and a four-year $37.5 million senior secured term loan. Astec used the proceeds of the initial borrowings under the facility to repay the company's former credit facility and senior notes and to pay transaction costs. In connection with the prepayment of the former senior notes, Astec issued to the former senior note holders subordinated convertible notes in the aggregate principal amount of $10 million to satisfy "make-whole" obligations due under the senior notes by reason of the prepayment. Astec may prepay the subordinated notes at a discount from the principal amount pursuant to an agreed upon schedule as set forth in the form of the subordinated convertible notes attached as an exhibit to this Form 8-K. In addition, the subordinated convertible notes are, at the option of the holder, convertible into shares of Astec common stock at a fixed conversion price of $8.17 per share.

Item 7. Financial Statements and Exhibits

See Exhibit Index incorporated herein by reference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTEC INDUSTRIES, INC.

Date: May 19, 2003	By: /s/ J. Don Brock
J. Don Brock, Chairman of the Board
and President (Principal Executive Officer)

Index to Exhibits
Exhibit Number	Exhibit Description
99.1

Credit Agreement, dated as of May 14, 2003, among Astec Industries, Inc., Astec, Inc., Heatec, Inc., CEI Enterprises, Inc., Astec Systems, Inc., Telsmith, Inc., Kolberg-Pioneer, Inc., Johnson Crushers International, Inc., Superior Industries of Morris, Inc., Breaker Technology, Inc., Production Engineered Products, Inc., Carlson Paving Products, Inc., RoadTec, Inc., Trencor, Inc., American Augers, Inc., AI Development Group, Inc., AI Enterprises, Inc., Astec Holdings, Inc., Astec Investments, Inc., Astec Transportation, Inc., RI Properties, Inc., TI Services, Inc. and General Electric Capital Corporation.

99.2	Credit Agreement, dated as of May 14, 2003, between Breaker Technology Ltd. and General Electric Capital Canada Inc.
99.3

Form of Subordinated Convertible Note issued to each of the following former senior note holders: American Life Insurance Company; United of Omaha Life Insurance Company; Companion Life Insurance Company; The Guardian life Insurance Company of America; The Guardian Insurance & Annuity Company, Inc.; Fort Dearborn life Insurance Company; National Life Insurance Company; Nationwide Life Insurance Company; Nationwide life and Annuity Insurance Company; Unum Life Insurance Company; Teachers Insurance and Annuity Association of America; Life Insurance Company of the Southwest; Berkshire Life Insurance Company of America.